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                                                                   Exhibit 10.34

                             SEPARATION AGREEMENT
                             --------------------

It is hereby agreed by and between William S. Arnett ("Arnett") and Tritel, Inc. and TeleCorp PCS, Inc. (collectively "Tritel") in this Separation Agreement ("the Agreement"), for good and sufficient consideration, as more fully described below, that:

1.   Employment Status

     Arnett's employment with Tritel shall cease or ceased on December 15, 2000 (the "Termination Date"). Arnett's salary and benefits likewise will cease or ceased as of the Termination Date, including any entitlement he had or might have had under any Tritel provided benefit programs, except as required by federal or state law.

2.   Consideration

     a. Tritel will pay Arnett an amount equal to twice his current annual salary of Two Hundred Twenty Five Thousand Dollars ($225,000), for a total of Four Hundred Fifty Thousand Dollars ($450,000) in approximately equal installments over a period of twenty four months following the Termination Date in accordance with Tritel's normal payroll practices and beginning on the next regularly scheduled payday which is at least seven days after the expiration of the recision period set forth below. All amounts set forth in this Section 2 are subject to applicable federal and local withholding, payroll and other taxes (if any).

     b. On December 29, 2000, Tritel will pay Arnett for all accrued but unused vacation, if any, as of December 15, 2000, less federal, state and local withholding, payroll and other taxes.

     c. On the Effective Date (as defined in Paragraph 9), Tritel shall pay Arnett a bonus for fiscal year 2000 in the amount of One Hundred Twelve Thousand and Five Hundred Dollars ($112,500).

     d. Arnett will be permitted to continue his medical and dental insurance after the Termination Date pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). The COBRA qualifying event shall be deemed to have occurred on the Termination Date, and, should Arnett properly elect such coverage, Tritel will pay Arnett's COBRA premiums with respect to the period of coverage from the Termination Date for a period of eighteen (18) months or until Arnett becomes eligible for group medical and dental insurance through another employer, whichever period is shorter. Arnett will notify Tritel immediately should he become eligible as aforesaid.

     e. Pursuant to the terms of that certain Amended and Restated Employment Agreement dated as of June 1, 2000, all of the Restricted Shares which Arnett holds in TeleCorp PCS, Inc. have vested. Arnett shall have ninety
     (90) days from
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     the Termination Date to exercise any of his vested options in TeleCorp PCS,
     Inc. stock.

     f. Effective on the Effective Date, Arnett's outstanding loan from Tritel, in the principal amount of $50,000, plus all accrued interest thereon, if any, shall be forgiven.

     g. Arnett shall be permitted to retain the SunCom mobile telephone provided to him by Tritel. Tritel for a period of twelve months from the Effective Date shall provide Arnett with, and shall not charge him for, the best rate plan offered for such telephone by Tritel in the market in which his current residence is located, provided, however, that Arnett shall be responsible for all roaming and other charges beyond those covered by the basic rate for the aforesaid plan.

     3.   Proprietary Information

     Arnett acknowledges that, in order for him to perform his duties properly as an employee of Tritel, Tritel entrusted him with certain trade secrets and confidential business information (the "Confidential Information"). The Confidential Information includes, but is not limited to, financial information, business plans, manuals, courtesy parking passes, diskettes, intangible information stored on diskettes, business or marketing plans, reports, projections, software programs and data compiled with the use of those programs, tangible copies of trade secrets and confidential information, and any and all other information or property previously or currently held or used by Arnett that is or was related to Arnett's employment with Tritel.

     Arnett hereby acknowledges that the development and acquisition of such Confidential Information is the result of great effort and expense by Tritel and that the Confidential Information is critical to the success and survival of Tritel. Arnett hereby agrees to immediately deliver to Tritel all Confidential Information in his possession, custody or control, and other property prepared on behalf of Tritel or purchased with Tritel funds. Arnett agrees that in the event he discovers any other Tritel materials or Confidential Information in his possession after the date of the execution of this Agreement he will immediately return such materials to Tritel.

     The obligations set forth in this Section 3 shall be in addition to, and not in place of, any obligations relating to trade secrets or confidentiality which Arnett has to Tritel pursuant to any contract or statutory or common law.

4.   Property of Tritel

     Arnett shall immediately return all property of Tritel of any nature whatsoever to Tritel.

5.   Release

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     In exchange for the amounts described in Section 2 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Arnett and his representatives, agents, estate, successors and assigns, absolutely and unconditionally hereby release and forever discharge Tritel (which shall for purposes of this Section 5 be defined to include without limitation Tritel, its parents and/or any of its subsidiaries, affiliates, their respective successors, assigns, shareholders/stockholders, officers, directors, representatives, attorneys, employees and/or agents in both their individual and official capacities) from any and all actions or causes of action, suits, claims, complaints, obligations, contracts, liabilities, agreements, promises, debts and damages, whether existing or contingent, known or unknown, accrued or unaccrued, of any type whatsoever, and without limiting the generality of the foregoing, for any claims which arise out of Arnett's employment with Tritel. This release is intended by Arnett to be all-encompassing and to act as a full and total release of all claims known or unknown that Arnett may have or has had against Tritel, including, but not limited to, (a) claims under any federal or state law, statute or regulation dealing with either employment discrimination, including both federal and state laws or regulations concerning discrimination on the basis of age, race, color, religion, creed, sex, sexual preference, national origin, handicap status or status as a disabled veteran, (b) any contract whether oral or written, express or implied; (c) any claims to an equity interest in Tritel (either directly or through any other person or entity), and/or (d) at common law; provided, however, that this release shall not apply to any claims regarding a breach of this Agreement or any claims arising out of acts or omissions occurring after the Effective Date.

     Also without limiting the generality of the foregoing, the amounts set forth in Section 2 shall be complete and unconditional payment, settlement, satisfaction and accord with respect to all obligations and liabilities of Tritel to Arnett, and with respect to all claims, causes of action and damages that could be asserted by Arnett against Tritel for any reason, including, without limitation, anything arising out of Arnett's employment with and termination of employment with Tritel, including, without limitation, all claims for wages, back wages, salary, vacation pay, draws, commissions, bonuses, compensation, professional expenses, severance pay, stock rights or stock options, any equity interest in Tritel (either directly or through any other person or entity), attorney's fees, compensatory damages, special damages, reliance damages, punitive damages, treble damages, consequential damages, exemplary damages, emotional distress damages, or other costs or sums; provided, however, that this release shall not apply to any claims regarding a breach of this Agreement or any claims arising out of acts or omissions occurring after the Effective Date.

6.   Non-Disparagement and Confidentiality

     Arnett agrees not to make any negative or adverse remarks whatsoever concerning Tritel, including, but not limited to, negative remarks concerning Tritel's operations, marketing strategies, management, affairs, financial conditions. Arnett shall not divulge or publish, intentionally, any information whatsoever regarding the fact of, substance, terms or existence of this Agreement and/or any discussions or negotiations relating to this

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Agreement to any person or organization. Tritel shall direct its directors, executive officers and vice president of human resources not to make any negative or adverse remarks whatsoever concerning Arnett or his employment with Tritel; provided however, the foregoing shall not in any way limit Tritel's
        ----------------
ability to communicate with third parties, in its ordinary course of business, whether through its directors, executive officers and vice president of human resources or otherwise, regarding Tritel, including but not limited to Tritel's business and financial performance, and its management generally (without specific reference to Arnett).

     Any disclosure of the terms, negotiations, or fact of this Agreement by Arnett shall be deemed a violation of this Agreement and, in addition to relieving it of any further obligations under this Agreement and the return from Arnett of all payment made to or on his behalf hereunder, shall entitle Tritel to all damages it proves as a result of such breach and reasonable attorney's fees and costs. This provision is not intended to interfere with nor to prevent Arnett's legal obligation to fully and completely respond to a subpoena or otherwise comply with any legal obligation to divulge information relating to this Agreement, provided, however, that Arnett shall give Tritel immediate written notice of any such requirement. This Agreement also shall not prohibit the disclosure of any amounts paid or to be paid as a result of this Agreement to Arnett's accountants, bookkeepers, attorneys, or tax consultants, provided such parties agree to maintain the confidentiality of the provisions of this Agreement, nor shall it prohibit Arnett from taking any legal action necessary to enforce this Agreement or exercise any rights hereunder.

7.   Representations, Amendments, and Governing Law

     a. Except as expressly set forth herein, this Agreement represents the complete and sole understanding between the parties and supersedes any and all other Agreements and understandings whether oral or written, provided, however, that Arnett's obligations under Section 6 of that certain Amended and Restated Employment Agreement by and between Arnett and Tritel, Inc., dated as of June 1, 2000, shall remain in full force and effect.

     b. This Agreement may not be modified, altered or rescinded except upon written consent of Tritel and Arnett. If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against the public policy or otherwise, the invalidity shall not affect other provisions, and parts thereof, of this Agreement as the same are declared to be severable.

     c. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the Commonwealth of Virginia.

     d. In entering into this Agreement, Arnett does not rely on any representation, promise or inducement made by Tritel or its officers, directors, employees, representatives or attorneys in both their individual and official capacity with the exception of the consideration described in this document.

8.   Time to Accept, Rescission and Other Matters.

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     It is Tritel's desire and intent to make certain that Arnett fully understands the provisions and effects of this letter. To that end, Arnett has been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this letter. Consistent with the provisions of OWBPA, Tritel is providing Arnett with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to Steven Howerton, TeleCorp Communications, Inc., Suite 800, 1010 N. Glebe Road, Arlington, VA 22201. Delivery shall be deemed complete as of the date of the postmark of such mailing or on receipt by personal delivery. In addition, Arnett may rescind his assent to this Agreement within seven (7) days after he signs it. To be effective, such notice of rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to Steven Howerton, TeleCorp Communications, Inc., Suite 800, 1010 N. Glebe Road, Arlington, VA 22201.

9.   Effective Date

     This Agreement shall be effective as the eighth (8th) day following the date on which it is executed by Arnett (the "Effective Date").

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the dates shown below.

Date: December 29, 2000             /s/ William S. Arnett
     -------------------            -------------------------------
                                    William S. Arnett


                                    TRITEL, INC.

Date: December 29, 2000             BY: /s/ Thomas H. Sullivan
     -------------------                ---------------------------

                                    ITS:___________________________


                                    TELECORP PCS, INC.


                                    BY: /s/ Thomas H. Sullivan
                                        ---------------------------

                                    ITS: __________________________

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